EXHIBIT 99.2

QUARTERLY REPORT

of

ELDORADO HOLDCO LLC

(and its wholly owned subsidiary, ELDORADO RESORTS LLC)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014

345 North Virginia Street, Reno, Nevada 89501
(Address of principal executive offices, including zip code)

(775) 786-5700
(Telephone number, including area code)

Because Eldorado HoldCo LLC (“HoldCo”) and its wholly owned subsidiary, Eldorado Resorts LLC (“Resorts”), and Resorts’ wholly owned subsidiary, Eldorado Capital Corp. (“Capital” and along with Resorts, the “Issuers”), are not required to file periodic reports with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, this report has not been filed with the SEC.  The content is not intended to, and does not, include all requirements of the consolidated entity as would be required in an SEC filing on Form 10-Q.  However, for the convenience of the reader, the information included in this report, which relates to HoldCo and its Subsidiaries, has been organized and presented under captions that generally correspond to those in Form 10-Q.  This report is furnished to U.S. Bank National Association, as Trustee, under that certain Indenture, dated as of June 1, 2011 by and among Resorts and Capital, as issuers, and U.S. Bank National Association, as Trustee, and Capital One, N.A., as Collateral Trustee (the “Indenture”).

Basis of Presentation. The unaudited condensed consolidated financial statements included herein include the accounts of HoldCo, the Issuers and their respective consolidated subsidiaries, including the subsidiaries that are “restricted” as well as those that are “unrestricted” under the provisions of the Indenture.  Effective April 1, 2009, HoldCo was formed to be the holding company for Resorts.  The members of Resorts contributed all of their respective membership interests in Resorts in return for proportionate membership interests in HoldCo.  Other than the membership interest in Resorts, HoldCo has no assets, liabilities or revenues and conducts no operations.  In accordance with Section 4.03 of the Indenture, also included in Item 2 to this Quarterly Report is an unaudited presentation of consolidated Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA as derived from the unaudited condensed consolidated financial statements.

ELDORADO HOLDCO LLC

(and its wholly owned subsidiary ELDORADO RESORTS LLC)

QUARTERLY REPORT FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2014

PART I

FINANCIAL INFORMATION

Item 1.  Financial Statements.

ELDORADO HOLDCO LLC

(and its wholly owned subsidiary ELDORADO RESORTS LLC)

CONSOLIDATED BALANCE SHEETS

 (dollars in thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$31,611	$29,813
Restricted cash	305	305
Accounts receivable, net	4,257	3,240
Due from members and affiliates	361	430
Inventories	3,262	3,109
Prepaid expenses	2,383	2,532
Total current assets	42,179	39,429
RESTRICTED CASH	5,000	5,000
INVESTMENT IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES	19,637	18,349
PROPERTY AND EQUIPMENT, net	174,117	180,342
GAMING LICENSE	20,574	20,574
OTHER ASSETS, net	5,923	6,488
Total assets	$267,430	$270,182

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$—	$2,500
Current portion of capital lease obligations	93	225
Accounts payable	6,262	6,762
Interest payable	604	633
Accrued other liabilities	15,383	14,779
Due to members and affiliates	105	248
Total current liabilities	22,447	25,147
LONG-TERM DEBT, less current portion	168,000	168,000
CAPITAL LEASE OBLIGATIONS, less current portion	8	35
OTHER LIABILITIES	1,511	1,425
Total liabilities	191,966	194,607
COMMITMENTS AND CONTINGENCIES (Note 6)
EQUITY:
Members’ equity	75,464	75,575
Total liabilities and members’ equity	$267,430	$270,182

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ELDORADO HOLDCO LLC

(and its wholly owned subsidiary ELDORADO RESORTS LLC)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

OPERATING REVENUES:
Casino	$48,154	$51,382	$92,823	$100,652
Food, beverage and entertainment	15,544	16,312	30,546	31,853
Hotel	7,305	7,437	13,192	13,558
Other	1,722	1,733	3,247	3,408
	72,725	76,864	139,808	149,471
Less—promotional allowances	(10,976)	(11,036)	(21,029)	(21,464)
Net operating revenues	61,749	65,828	118,779	128,007

OPERATING EXPENSES:
Casino	29,447	30,018	56,928	59,206
Food, beverage and entertainment	7,963	8,045	15,519	15,483
Hotel	1,914	2,053	3,859	4,056
Other	980	1,025	1,876	1,922
Selling, general and administrative	11,664	11,797	23,324	23,379
Depreciation and amortization	4,086	4,363	8,274	8,703
Total operating expenses	56,054	57,301	109,780	112,749
(LOSS) GAIN ON SALE/DISPOSITION OF LONG LIVED ASSETS AND PROPERTY AND EQUIPMENT	—	(8)	—	2
ACQUISITION CHARGES	(1,081)	—	(2,453)	—
EQUITY IN INCOME OF UNCONSOLIDATED AFFILIATES	2,161	1,981	1,781	1,265
OPERATING INCOME	6,775	10,500	8,327	16,525

OTHER INCOME (EXPENSE):
Interest income	4	4	8	8
Interest expense	(3,870)	(3,956)	(7,759)	(7,898)
Total other expense	(3,866)	(3,952)	(7,751)	(7,890)
NET INCOME	2,909	6,548	576	8,635
LESS NET LOSS ATTRIBUTABLE TO NON- CONTROLLING INTEREST	—	—	—	—
NET INCOME ATTRIBUTABLE TO THE COMPANY
OTHER COMPREHENSIVE INCOME — Minimum Pension Liability Adjustment of Unconsolidated Affiliate	(111)	—	(111)	—
COMPREHENSIVE INCOME	$2,798	$6,548	$465	$8,635

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ELDORADO HOLDCO LLC

(and its wholly owned subsidiary ELDORADO RESORTS LLC)

UNAUDITED CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

(dollars in thousands)

BALANCE, January 1, 2014	$75,575

Net income	576
Other comprehensive income - Minimum Pension Liability Adjustment of Unconsolidated Affiliate	(111)
Cash distributions	(576)
BALANCE, June 30, 2014	$75,464

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ELDORADO HOLDCO LLC

(and its wholly owned subsidiary ELDORADO RESORTS LLC)

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Six Months Ended June 30,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$576	$8,635
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,274	8,703
Amortization of debt issue costs	427	427
Equity in income of unconsolidated affiliates	(1,781)	(1,265)
Distributions from unconsolidated affiliate	382	297
Gain on sale/disposition of long lived assets and property and equipment	—	(2)
(Provision for) Recoveries of bad debt expense	(18)	207
(Increase) Decrease in -
Accounts receivable	(930)	(844)
Inventories	(153)	(336)
Prepaid expenses	149	207
(Decrease) Increase in -
Accounts payable	(635)	235
Interest payable	(29)	29
Accrued and other liabilities and due to members and affiliates	547	928

Net cash provided by operating activities	6,809	17,221

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,914)	(3,624)
Proceeds from sale of property and equipment	—	19
Decrease (increase) in other assets, net	138	(380)

Net cash used in investing activities	(1,776)	(3,985)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of long-term debt	(2,500)	(2,500)
Principal payments on capital leases	(159)	(236)
Cash distributions	(576)	(3,224)

Net cash used in financing activities	(3,235)	(5,960)

INCREASE IN CASH AND CASH EQUIVALENTS	1,798	7,276

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	29,813	25,303

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$31,611	$32,579

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during period for interest	$7,350	$7,442
Payables for purchase of furniture and equipment	135	810
Equipment acquired under capital leases	—	88

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ELDORADO HOLDCO LLC

(and its wholly owned subsidiary ELDORADO RESORTS LLC)

CONDENSED NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.              Summary of Significant Accounting Policies and Basis of Presentation

Principles of Consolidation/Operations

The accompanying unaudited condensed consolidated financial statements include the accounts of (1) Eldorado HoldCo LLC (“HoldCo”), a Nevada limited liability company formed in April 2009; (2) Eldorado Resorts LLC (“Resorts”), a Nevada limited liability company that is a wholly owned subsidiary of HoldCo; (3) Eldorado Capital Corp. (“Capital”), a Nevada Corporation that is a wholly owned subsidiary of Resorts; (4) Eldorado Shreveport #1, LLC (“ES#1”) and Eldorado Shreveport #2, LLC (“ES#2”), two Nevada limited liability companies that are wholly owned subsidiaries of Resorts; (5) Eldorado Casino Shreveport Joint Venture, a Louisiana general partnership (the “Louisiana Partnership”) in which ES#1 and ES#2 own all of the partnership interests; (6) Shreveport Capital Corp. (“Shreveport Capital”), a Louisiana corporation that is a wholly owned subsidiary of the Louisiana Partnership; and (7) Eldorado Limited Liability Company, a Nevada limited liability company that is a 96% owned subsidiary of Resorts (“ELLC” and, collectively with HoldCo, Resorts, Capital, ES#1, ES#2, the Louisiana Partnership and Shreveport Capital, the “Company”). Intercompany accounts and transactions have been eliminated in consolidation.

Effective April 1, 2009, HoldCo was formed to be the holding company for Resorts. The members of Resorts contributed all their respective membership interests in Resorts in return for proportionate membership interests in HoldCo. Other than the membership interest in Resorts, HoldCo has no assets, liabilities or revenues and conducts no operations.

Resorts was formed in 1996 and became the successor to a predecessor partnership that constructed the Eldorado Hotel and Casino, a premier hotel/casino and entertainment facility centrally located in downtown Reno, Nevada (the “Eldorado Reno”), which opened for business in 1973. Resorts owns and operates the Eldorado Reno. Eldorado Reno is easily accessible both to vehicular traffic from Interstate 80, the principal highway linking Reno to its primary visitor markets in northern California, and to pedestrian traffic from nearby casinos.

Capital was incorporated with the sole purpose of serving as co-issuer of certain debt co-issued by Resorts and Capital. Capital holds no significant assets and conducts no business activity.

Resorts indirectly owns 100% of the partnership interests of the Louisiana Partnership.  The Louisiana Partnership owns, and Resorts manages, a 403-room all suite art deco-style hotel and a tri-level riverboat dockside casino complex situated on the Red River in Shreveport, Louisiana, which commenced operations under its previous owners in December 2000. Resorts acquired a majority ownership interest in the hotel and riverboat casino complex in July 2005, began operating it as the Eldorado Resort Casino Shreveport (“Eldorado Shreveport”) on October 26, 2005 and acquired the remaining minority interest in March 2008.  Each of ES#1, ES#2, the Louisiana Partnership and its subsidiaries, including Shreveport Capital, is a “guarantor”, as defined in the Indenture, dated as of June 1, 2011, by and among Resorts and Capital, as issuers, and U.S. Bank National Association, as Trustee, and Capital One, N.A., as Collateral Trustee (the “Indenture”).

Resorts also owns 96.1858% of ELLC.  ELLC is a 50% partner in a joint venture (the “Silver Legacy Joint Venture”) which owns the Silver Legacy Resort Casino (the “Silver Legacy”), a major themed hotel/casino situated between, and seamlessly connected at the casino level to, the Eldorado Reno and Circus Circus-Reno, a hotel casino owned and operated by Galleon, Inc. (“Galleon”), an indirect, wholly owned subsidiary of MGM Resorts International, the other partner in the Silver Legacy Joint Venture.

Resorts also owns a 21.25% interest in Tamarack Crossing, LLC (“Tamarack”), a Nevada limited liability company that owns and operates Tamarack Junction, a casino in south Reno which commenced operations on September 4, 2001.  Tamarack Junction is situated on approximately 62,000 square feet of land with approximately 13,230 square feet of gaming space and 465 slot machines. As a closing condition to the merger transaction discussed below, the Company will be required to dispose of its interest in Tamarack prior to closing which is expected to occur in late third quarter of 2014.

The Company accounts for ELLC’s 50% joint venture interest and its 21.25% interest in Tamarack, affiliates that it does not control, but over which it does exert significant influence, using the equity method of accounting.

Since the Company operates in the same line of business as the Silver Legacy and Tamarack Junction, each with casino and/or hotel operations, the Company’s equity in the income of such joint ventures is included in operating income.

The Company considers whether the fair values of any of its equity method investments have declined below their carrying value whenever adverse events or changes in circumstances indicate that recorded values may not be recoverable. Estimated fair value is determined using a discounted cash flow analysis based on estimated future results of the investee and market indicators of terminal year capitalization rate. If the Company were to consider any such decline to be other than temporary, a write-down to estimated fair value would be recorded. In the second half of 2011, as a result of the Company’s identification of triggering events, non-cash impairment charges of $33.1 million were recognized for its investment in the Silver Legacy Joint Venture. Such impairment charges eliminated the Company’s remaining investment in the Silver Legacy Joint Venture.  As a result of the elimination of the Company’s remaining investment in the Silver Legacy Joint Venture, the Company discontinued the equity method of accounting for its investment in the Silver Legacy Joint Venture until the fourth quarter of 2012 when additional investments in the Silver Legacy Joint Venture were made. At such time, the Company recognized its share of the Silver Legacy Joint Venture’s suspended net losses not recognized during the period the equity method of accounting was discontinued and resumed the equity method of accounting for its investment. There were no impairments of the Company’s equity method investments during the three or six months ended June 30, 2014 or 2013.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments, all of which are normal and recurring, necessary to present fairly the financial position of the Company as of June 30, 2014, the results of its operations and comprehensive income for the three and six months ended June 30, 2014 and 2013 and its cash flows for the six months ended June 30, 2014 and 2013. The results of operations for such periods are not necessarily indicative of the results to be expected for a full year.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the annual report of HoldCo for the year ended December 31, 2013.

Entry into Material Definitive Agreements

The Merger Agreement

On September 9, 2013, HoldCo; MTR Gaming Group, Inc. (“MTR”); Eclair Holdings Company, a wholly owned subsidiary of MTR (“NewCo”); Ridgeline Acquisition Corp., a wholly owned subsidiary of NewCo (“Merger Sub A”); Eclair Acquisition Company, LLC, a wholly owned subsidiary of NewCo (“Merger Sub B”); and Thomas Reeg, Robert Jones, and Gary Carano, as the representatives of the members of HoldCo, entered into an Agreement and Plan of Merger as amended on November 18, 2013, further amended on February 13, 2014 and further amended on May 13, 2014 (the “Merger Agreement”) pursuant to which Merger Sub A will merge with and into MTR, with MTR surviving the merger (the “MTR Merger”), and Merger Sub B will merge with and into HoldCo, with HoldCo surviving the merger (the “Holdco Merger” and together with the MTR Merger, the “Mergers”). As a result of the Mergers, NewCo will become the holding company for MTR and HoldCo and be renamed “Eldorado Resorts, Inc.” and shares of NewCo common stock will be listed on The Nasdaq Stock Market (“Nasdaq”). Consummation of the Mergers is subject to numerous conditions. Accordingly, there can be no assurances that the transactions contemplated by the Merger Agreement will be consummated on the terms described herein or at all.

The Merger Agreement provides that, upon completion of the Mergers, MTR stockholders will have the right to receive, at their election (but subject to customary procedures applicable to oversubscription for cash consideration), either (i) one share of NewCo common stock, or (ii) $6.05 in cash in exchange for each share of MTR common stock they own immediately prior to completion of the Mergers (the “MTR Exchange Ratio”); provided that the total amount of cash consideration is limited to $35.0 million, and if the cash election is oversubscribed, the cash consideration will be payable to the MTR stockholders making the cash election only with respect to a portion of their shares selected by an equitable, pro rata procedure determined by NewCo. The members of HoldCo will collectively receive, in the aggregate, an amount of merger consideration (the “HoldCo Valuation”) equal to the product of (a) HoldCo’s adjusted EBITDA for the twelve months ending on the most recent month end preceding the closing date by at least twenty days (the “Report Date”) and (b) 6.81, with such amount being adjusted for HoldCo’s excess cash, outstanding debt, and working capital relative to an agreed upon working capital target for HoldCo, an amount equal to certain transaction expenses of MTR which is capped at $7.0 million, the value of HoldCo’s interest in the Silver Legacy Joint Venture, and the amount of restricted cash on HoldCo’s balance sheet (if any) relating to the credit support required in connection with the Silver Legacy Joint Venture’s credit facility. The value of HoldCo’s interest in the Silver Legacy Joint Venture is equal to the product of (x) ELLC’s proportionate ownership interest in the Silver Legacy Joint Venture which is currently 50%, and (y) the product of (A) the Silver Legacy Joint Venture’s adjusted EBITDA for the twelve months ending on the Report Date and (B) 6.81, with such amount being adjusted for the Silver Legacy Joint Venture’s excess cash, outstanding debt, and working capital relative to an agreed upon working capital target for the Silver Legacy Joint Venture (each such adjustment in proportion to ELLC’s ownership interest), the amount of the subordinated notes made by HoldCo to the Silver Legacy Joint Venture, and ELLC’s portion of the difference between the capital accounts of the members of the Silver Legacy Joint Venture. As a result, the members of HoldCo will receive, in the aggregate, the number of shares of NewCo common stock equal to the quotient obtained by dividing the merger consideration as calculated in the two preceding sentences by an implied price per share of $6.05 for NewCo common stock (the “Eldorado Merger Shares”). The number of Eldorado Merger Shares issued to HoldCo members is subject to a post-closing adjustment based on a final calculation of the components of the HoldCo Valuation as of the closing date. The MTR Exchange Ratio and the number of Eldorado Merger Shares are subject to customary anti-dilution adjustments in the event of stock splits, stock dividends and similar transactions involving MTR common stock. For federal income tax purposes, MTR common stockholders and Eldorado members are not expected to realize gain or loss with respect to the exchange of MTR common stock or Eldorado membership interests for NewCo common stock, but gain or loss might be realized with respect to any merger consideration received in the form of cash.

Following completion of the Mergers, HoldCo and MTR will each continue to operate as a separate subsidiary of NewCo.  The initial board of directors of NewCo is expected to include Gary L. Carano, Thomas Reeg, Frank J. Fahrenkopf, Jr., James B. Hawkins, Michael E. Pegram, David P. Tomick, and Roger P. Wagner, with Gary L. Carano acting as the chairman of the board. It is expected that all directors other than Gary L. Carano and Thomas Reeg will qualify as Independent Directors under applicable Nasdaq rules. In addition, following completion of the mergers, the officers of NewCo will include Gary L. Carano, the current President and Chief Operating Officer of HoldCo, as the Chief Executive Officer, Robert M. Jones, the current Chief Financial Officer of HoldCo, as the Chief Financial Officer, Thomas Reeg as President and Joseph L. Billhimer, Jr., the current President and a director of MTR, as the Chief Operating Officer.

Resorts owns 96.1858% of ELLC. The remaining interests in ELLC are owned by Recreational Enterprises, Inc., a Nevada corporation (“REI”), and Hotel Casino Management, Inc., a Nevada corporation (“HCM”), both of whom are members of HoldCo.  A condition to closing the Mergers is that HCM and REI will have transferred their respective interests in ELLC to Resorts; provided that HCM and REI may retain in aggregate up to 3.8142% of ELLC if, on or before the closing date of the Merger, HCM and REI have entered into an agreement with NewCo and HoldCo (a “Retained Interest Agreement”), providing for the following transaction: (i) concurrently with, or prior to, the consummation of the HoldCo Merger, ELLC shall redeem all of Resorts’ interest in ELLC in exchange for a distribution to Resorts of a percentage of ELLC’s interest in Silver Legacy Joint Venture equal to Eldorado Resorts’ interest in ELLC immediately prior to such redemption such that (x) Resorts’ direct interest in Silver Legacy Joint Venture through such interest distributed by ELLC is equal to Resorts’ indirect interest in Silver Legacy Joint Venture immediately prior to such redemption, and (y) immediately after such redemption by ELLC, HCM and REI shall be the sole owners of ELLC; (ii) HCM and REI shall each grant to Resorts a right, exercisable for three months commencing on the first business day after the first anniversary of the closing date of the Mergers, to acquire from HCM and REI all of their interests in ELLC in exchange for the payment to HCM and REI of their respective pro rata portions of the Retained Consideration (defined below); and (iii) Resorts shall grant to each of HCM and REI a right, exercisable for three months commencing on the first business day after the second anniversary of the closing date of the Mergers, to put to Resorts all of their interests in ELLC in exchange for the payment to HCM and REI of their respective pro rata portions of the Retained Consideration.  The “Retained Consideration” means a number of shares of NewCo common stock equal to (A) the estimated value of HoldCo’s interest in Silver Legacy Joint Venture as of the date that the HoldCo Merger is consummated, multiplied by (B) the portion of the outstanding interests in ELLC (expressed as a percentage) represented by the interests in ELLC held by HCM and REI, divided by (C) $6.05. In addition, the number of shares of NewCo common stock issuable at the closing as Eldorado Merger Shares shall be reduced by the number of shares equal to the Retained Consideration.

The Merger Agreement contains representations and warranties of MTR, NewCo, Merger Sub A, and Merger Sub B, on the one hand, and HoldCo, on the other hand, that are qualified by the confidential disclosures provided to the other party in connection with the Merger Agreement. The Merger Agreement includes other affirmative and negative covenants of the parties, including covenants by MTR not to solicit alternative transactions or to enter into discussions concerning, or to provide confidential information in connection with, an alternative transaction, except under the circumstances permitted in the Merger Agreement. HoldCo covenants that, unless the Merger Agreement is otherwise terminated, it will not solicit an alternative transaction or initiate or enter into discussions concerning, or provide confidential information in connection with, an alternative transaction. However, HoldCo (through its subsidiaries) will be permitted to participate in any “buy-sell” procedure initiated with respect to the Silver Legacy Joint Venture in accordance with the Silver Legacy Joint Venture’s operating agreement. Additionally, HoldCo shall, at its own expense, dispose of, or sell or assign to a third party, all of its interests in Tamarack.

NewCo filed a proxy statement and prospectus on Form S-4 (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to solicit proxies from MTR stockholders in connection with the MTR stockholder vote necessary to approve the MTR Merger and to register the shares of NewCo common stock to be issued in connection with the Mergers. The Registration Statement was declared effective by the SEC on June 16, 2014.  Within forty days after the Registration Statement is declared effective by the SEC, the Merger Agreement provides that MTR will take all action necessary to call and hold a meeting of its stockholders to approve the Merger Agreement.  A special meeting of MTR’s stockholders was held on July 18, 2014 at which time the stockholders approved the Merger Agreement.  HoldCo members have unanimously approved the Merger Agreement.  The Board of Directors of MTR has also approved the Merger Agreement.

Completion of the Mergers is subject to a number of conditions, including the receipt of approval for listing the shares of NewCo common stock on Nasdaq and the receipt of regulatory approvals from gaming regulators in Pennsylvania and customary closing conditions.. On July 24, 2014, the Nevada State Gaming Control Board and the Nevada Gaming Commission approved the proposed combination.  On June 19, 2014, the Louisiana Gaming Control Board approved the proposed combination.  The combination has also been approved by horse racing regulators in West Virginia and the Ohio Lottery Commission. . The obligation of HoldCo and MTR to complete the Mergers is also conditioned on the combined adjusted EBITDA of MTR and HoldCo exceeding $115.0 million during the twelve months ending on the Report Date.  Management currently expects the Mergers to close in late third quarter of 2014.

The Merger Agreement, in addition to providing that the parties can mutually terminate the Merger Agreement, contains termination rights for MTR and HoldCo, as the case may be, including, among others, upon: (1) final, nonappealable denial of required regulatory approvals or injunction prohibiting the transactions contemplated by the Merger Agreement; (2) June 9, 2014, if the Mergers have not been completed by that time, provided that either party may extend the Merger Agreement for an additional 180 days, which on June 9, 2014, was extended by both parties, if the only unsatisfied conditions to closing are receipt of required regulatory approvals and/or receipt of required MTR stockholder approval (but only if the party exercising the extension has complied with its covenants under the Merger Agreement related to filing the Registration Statement and holding the MTR stockholder meeting where such approval is to be voted on); (3) the failure of HoldCo and MTR to achieve a combined adjusted EBITDA of $115.0 million during the twelve months ending on the Report Date; or (4) a breach by the other party that is not or cannot be cured within 30 days’ notice if such breach would result in a failure of the conditions to closing set forth in the Merger Agreement to be satisfied. MTR has the right to terminate the Merger Agreement under certain circumstances if MTR receives a superior acquisition proposal from a third party and, in the event of such termination, MTR would be obligated to pay HoldCo a termination fee of $6.0 million (the “Termination Fee”) plus HoldCo’s actual fees and expenses incurred in connection with the Mergers (the “Expense Reimbursement”) not to exceed $1.0 million. MTR would also be obligated to pay HoldCo the Expense Reimbursement, not to exceed $1.0 million, in the event that MTR stockholders do not approve the transaction at the meeting of MTR stockholders called for that purpose.

HoldCo has the right to terminate the Merger Agreement under certain other circumstances, including the amount of certain specified fees charged in connection with transferring certain gaming licenses is materially higher than such fees historically charged in connection with transactions of this type, unless MTR pays to HoldCo in cash the amount by which such amount exceeds such historically charged amount and increases the merger consideration payable to the HoldCo members by the amount of such excess.

The Mergers will be accounted for as a reverse acquisition of MTR by HoldCo under accounting principles generally accepted in the United States.  As a result, HoldCo will be considered the acquirer of MTR for accounting purposes.

During the six months ended June 30, 2014 and the year ended December 31, 2013, HoldCo incurred acquisition related expenses of $2.5 million and $3.2 million, respectively. Because HoldCo maintains no bank accounts or operations, these expenses were paid by Resorts on behalf of HoldCo. The 2014 amounts have been expensed in the accompanying unaudited consolidated statements of operations and comprehensive income in accordance with the applicable accounting guidance for business combinations; none of the 2013 expenses were incurred during the six months ended June 30, 2013.  In conjunction with the Mergers, certain members of senior management were rewarded, in August 2014, bonuses aggregating $2.4 million in connection with the performance of their obligations under the Merger Agreement.  Additionally, HoldCo agreed that each of the members of HoldCo and certain officers and senior managers of HoldCo would enter into non-competition agreements with NewCo to become effective at the closing of the Merger, which is currently expected to occur in the late third quarter of 2014.

Additional information regarding MTR, HoldCo, NewCo, Merger Sub A, Merger Sub B, and the Mergers are included in the Registration Statement. The Registration Statement (and other relevant materials that might be filed with the SEC from time to time) may be obtained free of charge at the SEC’s website at www.sec.gov. HoldCo, MTR and NewCo and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of MTR in connection with the proposed transaction. Information regarding the participants and other persons who may be deemed participants and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the Registration Statement.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates incorporated into the Company’s unaudited condensed consolidated financial statements include estimated useful lives for depreciable and amortizable assets, the estimated allowance for doubtful accounts receivable, estimated cash flows in assessing the recoverability of long-lived assets, self insurance reserves, players’ club liabilities, contingencies and litigation, claims and assessments, and fair value measurements related to the Company’s long-term debt.  Actual results could differ from these estimates.

Federal Income Taxes

As a limited liability company, HoldCo is not subject to income tax liability. Therefore, holders of membership interests will include their respective shares of HoldCo’s taxable income in their income tax returns and HoldCo will continue to make distributions for such tax liabilities. ES#2 has elected as a single member limited liability company to be taxed as a C Corporation. Current and deferred income taxes associated with ES#2 were not material.

Under the applicable accounting standards, the Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The accounting standards also provide guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and disclosure requirements for uncertain tax positions. The Company has recorded no liability associated with uncertain tax positions at June 30, 2014 and December 31, 2013.

The operating agreement of HoldCo dated April 1, 2009 (the “HoldCo Operating Agreement”) obligates HoldCo to distribute each year for as long as it is not taxed as a corporation to each of its members an amount equal to such members’ allocable share of the taxable income of HoldCo multiplied by the highest marginal combined Federal, state and local income tax rate applicable to individuals for that year. During the three and six months ended June 30, 2014 and 2013, distributions of $0.6 million and $3.2 million, respectively, were made by Resorts, on behalf of HoldCo, to its members.  No distributions were made in the first quarter of each year.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-9, “Revenue from Contracts with Customers”, which provides guidance for revenue recognition.  The new standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance.  The core principle of the revenue model is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The standard is designed to create greater comparability for financial statement users across industries and jurisdictions and also requires enhanced disclosures.  The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016.  Early adoption is not permitted.  The Company is currently evaluating the impact of the adoption of ASU 2014-09 on its consolidated financial statements.

Fair Value of Financial Instruments

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Accordingly, fair value is a market based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there is a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair values as follows:

• Level 1: Quoted market prices in active markets for identical assets or liabilities.

• Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

• Level 3: Unobservable inputs that are not corroborated by market data.

The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practical to estimate fair value:

Cash and Cash Equivalents:  The carrying amounts approximate the fair values given its characteristics.

Restricted Cash:  The credit support deposit is classified as Level 1 as its carrying value approximates market prices.

Advances to Unconsolidated Affiliate:  The $7.5 million note receivable due to ELLC from the Silver Legacy Joint Venture (see Note 2) is classified as Level 2 based upon market-based inputs.

Long-term Debt: The 8.625% Senior Secured Notes due 2019 (the “Senior Secured Notes” — see Note 5) are classified as Level 2, as there is limited market activity. The fair values of the Company’s long-term debt have been calculated based on management’s estimates of the borrowing rates available as of June 30, 2014 and December 31, 2013 for debt with similar terms and maturities.

Term Loan:  Our term loan under the credit facility (see Note 5) is classified as Level 2 as it is tied to market rates of interest and its carrying value approximates market value.

The estimated fair values of the Company’s financial instruments are as follows (amounts in thousands):

	June 30, 2014		December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$31,611	$31,611	$29,813	$29,813
Restricted cash	5,305	5,305	5,305	5,305
Advance to Silver Legacy Joint Venture	—	4,434	—	4,004

Financial liabilities:
Long-term debt	168,000	180,180	168,000	178,080
Term loan	—	—	2,500	2,500

Subsequent Events

The Company has evaluated subsequent events through the date of this report and determined there was no subsequent event identified during the evaluation.

2.              Investment in Unconsolidated Affiliates

Effective March 1, 1994, ELLC and Galleon, (each a “Partner” and, together, the “Partners”), entered into the Silver Legacy Joint Venture pursuant to a joint venture agreement (the “Original Joint Venture Agreement” and, as amended to date, the “Joint Venture Agreement”) to develop the Silver Legacy. The Silver Legacy consists of a casino and hotel located in Reno, Nevada, which began operations on July 28, 1995.  Each partner owns a 50% interest in the Silver Legacy Joint Venture.

On March 5, 2002, the Silver Legacy Joint Venture and its wholly owned finance subsidiary, Silver Legacy

Capital Corp., issued $160 million principal amount of 10 1/8% mortgage notes due March 1, 2012 (the “Silver Legacy Notes”).  The Silver Legacy Notes were secured by a security interest in substantially all of the existing and future assets and pledges of each of the Partners’ interests in the Silver Legacy Joint Venture and were nonrecourse to the Company.  The Silver Legacy Notes matured on March 1, 2012 and the Silver Legacy Joint Venture did not make the principal and interest payment due on such date.  On May 17, 2012, the Silver Legacy Joint Venture and Silver Legacy Capital Corp. (the “Silver Legacy Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code and on June 1, 2012 the Silver Legacy Debtors filed a joint plan of reorganization, which was subsequently amended on June 29, 2012 and August 8, 2012 (the “Plan of Reorganization”).  On October 23, 2012, an order of confirmation relating to the Plan of Reorganization was entered by the bankruptcy court. The effective date, as defined in the Plan of Reorganization, occurred on November 16, 2012.  Concurrently, the Silver Legacy Joint Venture closed on its new debt facilities and issued its new subordinated debt owed to its partners.  All creditors were paid under the terms of the Plan of Reorganization (with the exception of the quarterly installment payments to certain general unsecured creditors which were paid in full by November 16, 2013) and the Silver Legacy Joint Venture emerged from bankruptcy.  A final hearing was held and the Chapter 11 case closed on March 20, 2013.

On December 16, 2013, the Silver Legacy Joint Venture entered into a new senior secured term loan facility totaling $90.5 million (the “New Silver Legacy Credit Facility”) to refinance its indebtedness under its then existing senior secured term loan and Silver Legacy Second Lien Notes.  The proceeds from the New Silver Legacy Credit Facility, in addition to $7.0 million of operating cash flows, were used to repay $63.8 million representing principal and interest outstanding under the Silver Legacy Credit Facility, $31.7 million representing principal and interest related to the extinguishment of the Silver Legacy Second Lien Notes and $2.0 million in fees and expenses associated with the transactions.  The New Silver Legacy Credit Facility consists of a $60.5 million first-out tranche term loan and a $30.0 million last-out tranche term loan.  The New Silver Legacy Credit Facility matures on November 16, 2017 which was the maturity date of the original Silver Legacy credit facility.

Under the Plan of Reorganization, each of ELLC and Galleon retained its 50% interest in the Silver Legacy Joint Venture, but was required to advance $7.5 million to the Silver Legacy Joint Venture pursuant to a subordinated loan and provide credit support by depositing $5.0 million of cash into a bank account as collateral in favor of the lender under the Silver Legacy Joint Venture credit agreement.  The $7.5 million note receivable from ELLC to the Silver Legacy Joint Venture was issued on November 16, 2012 with a stated interest rate of 5% per annum and a maturity date of May 16, 2018 and is included on the accompanying unaudited consolidated balance sheets in Investment in and Advances to Unconsolidated Affiliates at June 30, 2014 and December 31, 2013.  Payment of any interest or principal under the loan is subordinate to the senior indebtedness of the Silver Legacy Joint Venture.  Accrued interest under the loan will be added to the principal amount of the loan and may not be paid unless principal of the loan may be paid in compliance with the terms of the senior indebtedness outstanding or at maturity.  The $5.0 million collateral deposit by ELLC is included as non-current restricted cash in the accompanying unaudited consolidated balance sheets at June 30, 2014 and December 31, 2013.

As a result of the Company’s identification of triggering events, a non-cash impairment charges of $33.1 million was recognized in 2011 for its investment in the Silver Legacy Joint Venture. Such impairment charges eliminated the Company’s remaining investment in the Silver Legacy Joint Venture. As a result of the elimination of its remaining investment in the Silver Legacy Joint Venture, the Company discontinued the equity method of accounting for its investment in the Silver Legacy Joint Venture until the fourth quarter of 2012 when additional investments in the Silver Legacy Joint Venture were made. At such time, the Company recognized its share of the Silver Legacy Joint Venture’s suspended net losses not recognized during the period the equity method of accounting was discontinued and resumed the equity method of accounting for its investment.

Equity in income related to the Silver Legacy Joint Venture for the three and six months ended June 30, 2014 amounted to $1.9 million and $1.3 million, respectively.  Equity in income related to the Silver Legacy Joint Venture for the three and six months ended June 30, 2013 amounted to $1.7 million and $0.7 million, respectively.

Summarized information for the Company’s investment in and advances to the Silver Legacy Joint Venture for the six months ended June 30, 2014 and year ended December 31, 2013 are as follows (in thousands):

	June 30,	December 31,
	2014	2013
	(unaudited)
Beginning balance	$13,081	$(2,198)
Equity in income of unconsolidated affiliate	1,289	2,261
Gain on early extinguishment of debt of unconsolidated affiliate	—	11,980
Other comprehensive income - minimum pension liability adjustment of unconsolidated affiliate	(111)	1,772
Member’s distribution	—	(734)
Ending balance	$14,259	$13,081

Certain reclassifications have been made to the Silver Legacy 2013 balance sheet which had no effect on previously reported net income,  Summarized balance sheet information for the Silver Legacy Joint Venture is as follows (in thousands):

	June 30,	December 31,
	2014	2013
	(unaudited)
Current assets	$34,928	$29,565
Property and equipment, net	194,442	198,150
Other assets, net	7,280	8,201
Total assets	$236,650	$235,916

Current liabilities	$27,528	$27,475
Long-term liabilities	90,868	92,541
Partners’ equity	118,254	115,900
Total liabilities and partners’ equity	$236,650	$235,916

Summarized results of operations for the Silver Legacy Joint Venture are as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net revenues	$35,516	$34,886	$63,093	$61,704
Operating expenses	(28,876)	(29,158)	(55,022)	(55,757)
Operating income	6,640	5,728	8,071	5,947
Other expense	(2,758)	(2,035)	(5,495)	(4,150)
Reorganization items	—	(287)	—	(323)
Net income	$3,882	$3,406	$2,576	$1,474

Resorts owns a 21.25% interest in Tamarack, which owns and operates Tamarack Junction, a small casino in south Reno, Nevada.  Donald L. Carano (“Carano”), who is the presiding member of Resorts’ Board of Managers and the Chief Executive Officer of Resorts, owns a 26.25% interest in Tamarack.  Four members of Tamarack, including Resorts and three unaffiliated third parties, manage the business and affairs of Tamarack Junction.  At June 30, 2014 and December 31, 2013, Resorts’ financial investment in Tamarack was $5.4 million and $5.3 million, respectively.  Resorts’ capital contribution to Tamarack represents its proportionate share of the total capital contributions of the members.  Additional capital contributions of the members, including Resorts, may be required for certain purposes, including the payment of operating costs and capital expenditures or the repayment of loans, to the extent such costs are not funded by prior capital contributions and earnings.  The Company’s investment in Tamarack is accounted for using the equity method of accounting.  Equity in income related to Tamarack for the three and six months ended June 30, 2014 of $0.2 million and $0.5 million, respectively, and for the three and six months ended June 30, 2013 of $0.3 million and $0.5 million, respectively, is included as a component of operating income.

As a closing condition to the merger transaction discussed in Note 1, the Company will be required to dispose of its interest in Tamarack prior to closing which is expected to occur in the late third quarter of 2014.

Summarized information for the Company’s equity in Tamarack for the six months ended June 30, 2014 and year ended December 31, 2014 are as follows (in thousands):

	June 30,	December 31,
	2014	2013
	(unaudited)
Beginning balance	$5,268	$5,066
Member’s distribution	(382)	(892)
Equity in net income of unconsolidated affiliate	492	1,094
Ending balance	$5,378	$5,268

Summarized balance sheet information for Tamarack is as follows (in thousands):

	June 30,	December 31,
	2014	2013
	(unaudited)
Current assets	$6,475	$6,165
Property and equipment, net	21,898	22,065
Other assets	19	19
Total assets	$28,392	$28,249

Current liabilities	$1,973	$2,020
Notes payable and capital lease obligations	1,117	1,443
Partners’ equity	25,302	24,786
Total liabilities and partners’ equity	$28,392	$28,249

Summarized unaudited results of operations for Tamarack is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net revenues	$4,613	$4,662	$9,359	$9,435
Operating expenses	(3,560)	(3,319)	(6,961)	(6,761)
Operating income	1,053	1,343	2,398	2,674
Interest expense	(17)	(35)	(35)	(57)
Net income	$1,036	$1,308	$2,363	$2,617

3.              Other and Intangible Assets, net

Other and intangible assets, net, include the following amounts (in thousands):

	June 30,	December 31,
	2014	2013

Gaming license (Indefinite-lived)	$20,574	$20,574

Land held for development	$906	$906
Bond offering costs, 8.625% Senior Secured Notes	6,851	6,851
Other	819	957
	8,576	8,714
Accumulated amortization bond costs 8.625% Senior Secured Notes	(2,653)	(2,226)
Total Other Assets, net	$5,923	$6,488

Amortization of bond and loan costs is computed using the straight-line method, which approximates the effective interest method, over the term of the bonds or loans, respectively, and is included in interest expense on the accompanying unaudited consolidated statements of operations and comprehensive income.  Amortization expense with respect to deferred financing costs amounted to $213,000 for each of the three months ended June 30, 2014 and 2013 and $427,000 for each of the six months ended June 30, 2014 and 2013.  Such amortization expense is expected to be $427,000 during the remainder of 2014, $854,000 during each of the years ended December 31, 2015 through 2018 and $355,000 during 2019.

The Eldorado Shreveport gaming license, recorded at $20.6 million at both June 30, 2014 and December 31, 2013, is an intangible asset acquired from the purchase of a gaming entity located in a gaming jurisdiction where competition is limited, such as when only a limited number of gaming operators are allowed to operate. Gaming license rights are not subject to amortization as the Company has determined that they have an indefinite useful life.

4.              Accrued and Other Liabilities

Accrued and other liabilities consist of the following (in thousands):

	June 30,	December 31,
	2014	2013

Accrued payroll, vacation and benefits	$4,665	$4,568
Accrued insurance and medical claims	1,262	1,285
Accrued taxes	3,664	2,447
Unclaimed chips	1,195	1,482
Progressive slot liability and accrued gaming promotions	2,882	3,044
Other	1,715	1,953
	$15,383	$14,779

5.              Long-Term Debt

Long-term debt consists of the following (in thousands):

	June 30,	December 31,
	2014	2013

8.625% Senior Secured Notes	$168,000	$168,000
Term Loan under Secured Credit Facility	—	2,500
	168,000	170,500
Less—Current portion	—	2,500
	$168,000	$168,000

Scheduled maturities of long-term debt are $168.0 million in 2019.

On June 1, 2011, Resorts and Capital completed the issuance of $180 million of 8.625% Senior Secured Notes due June 15, 2019 (the “Senior Secured Notes”).  Interest on the Senior Secured Notes is payable semiannually each June 15 and December 15 (commencing on December 15, 2011) to holders of record on the preceding June 1 or December 1, respectively.

The indenture relating to the Senior Secured Notes contains various restrictive covenants including, restricted payments and investments, additional liens, transactions with affiliates, covenants imposing limitations on additional debt, dispositions of property, mergers and similar transactions.  As of June 30, 2014, the Company was in compliance with all of the covenants under the indenture relating to the Senior Secured Notes.

The Senior Secured Notes are unconditionally guaranteed, jointly and severally, by all of the Company’s current and future domestic restricted subsidiaries other than Capital (collectively, the “Guarantors”).  ELLC is the only unrestricted subsidiary as of the closing date.  The Silver Legacy Joint Venture and Tamarack are not subsidiaries and did not guarantee the Senior Secured Notes.  The Senior Secured Notes are secured by a first priority security interest on substantially all of the Company’s current and future assets (other than certain excluded assets, including gaming licenses and the Company’s interests in ELLC, the Silver Legacy Joint Venture and Tamarack).  Such security interests are junior to the security interests with respect to obligations of Resorts and the Guarantors under the Secured Credit Facility.  In addition, all of the membership interests in Resorts and equity interests in the Guarantors are subject to a pledge for the benefit of the holders of the Senior Secured Notes.

The Company may redeem some or all of the Senior Secured Notes prior to June 15, 2015 at a redemption price of 100% of the principal amount thereof plus a “make whole premium” together with accrued and unpaid interest thereon.  On or after June 15, 2015, the Company may redeem the Senior Secured Notes at the following redemption prices (expressed as a percentage of principal amount) plus any accrued and unpaid interest thereon:

Year beginning June 15,	Percentage

2015	104.313%
2016	102.156%
2017 and thereafter	100.000%

On June 1, 2011, Resorts entered into a new $30 million senior secured revolving credit facility (the “Secured Credit Facility”) available until May 30, 2014 consisting of a $15 million term loan requiring principal payments of $1.25 million each quarter beginning September 30, 2011 (the “Term Loan”) and a $15 million revolving credit facility.  The Term Loan was repaid during the second quarter of 2014.  At December 31, 2013, outstanding principal amount under on the Term Loan was $2.5 million. Resorts did not renew the Secured Credit Facility when it matured on May 30, 2014.

6.              Commitments and Contingencies

The Company is subject to various legal and administrative proceedings relating to personal injuries, employee actions and employment matters, commercial transactions and other matters arising in the normal course of business. In addition, the Company maintains what it believes is adequate insurance coverage to further mitigate the risks of such proceedings. However, such proceedings can be costly, time consuming and unpredictable and, therefore, no assurance can be given that the final outcome of such proceedings may not materially impact its consolidated financial position, results of operations or cash flows. Further, no assurance can be given that the amount or scope of existing insurance coverage will be sufficient to cover expenses arising from such matters. The Company does not believe that the final outcome of these matters will have a material adverse effect on its consolidated financial position, results of operations or cash flows.

Since the announcement of the Mergers, three class action lawsuits have been filed by purported stockholders of MTR challenging the Mergers. All three cases were filed in the Delaware Court of Chancery. The first case was filed on September 23, 2013 and is captioned Harris v. MTR Gaming Group, Inc., et al., Case No. 8937-VCG (the “Harris Case”); the second case was filed on September 27, 2013 and is captioned Julian v. MTR Gaming Group, Inc., et al., Case No. 8950-VCG (the “Julian Case”); and the third case was filed on October 14, 2013 and is captioned Morse v. MTR Gaming, Inc., et al., Case No. 9001 (the “Morse Case”). These cases, which purport to be brought as class actions on behalf of all MTR stockholders, excluding the members of MTR’s board of directors, alleges that the consideration that stockholders will receive in connection with the merger is inadequate and that MTR’s directors breached their fiduciary duties to stockholders in negotiating and approving the merger agreement. The complaint in the Harris Case also alleges that MTR and the Company aided and abetted the alleged breaches by MTR’s directors. The complaints in the Julian and Morse Cases alleged that MTR, NewCo, Merger Sub A, Merger Sub B, HoldCo, Gary Carano, Thomas Reeg and Robert T. Jones aided and abetted the alleged breaches by MTR’s directors. The three complaints, which are now consolidated, seek various forms of relief including injunctive relief that would, if granted, prevent the merger from being consummated in accordance with the agreed-upon terms. The defendants believe that the allegations are without merit and intend to defend the actions vigorously.  On April 16, 2014, the defendants filed a motion to dismiss the consolidated complaint.

In March 2008, the Nevada Supreme Court ruled, in a case involving another gaming company, that food and non-alcoholic beverages purchased for use in providing complimentary meals to customers and to employees were exempt from use tax.  The Company had previously paid use tax on these items and had generally filed for refunds for the periods from January 2001 to February 2008 related to this matter, which refunds had not been paid. The Company claimed the exemption on sales and use tax returns for periods after February 2008 in light of this Nevada Supreme Court decision and had not accrued or paid any sales or use tax for those periods. In June 2013, the Company and other similarly situated companies entered into a global settlement agreement with the Nevada Department of Taxation (the “Taxation Department”) that, when combined with the contemporaneous passage of legislation governing the prospective treatment of complimentary meals (“AB 506”), resolved all matters concerning the prior and future taxability of such meals.  AB 506 provides that complimentary meals provided to customers and employees after the effective date of the bill are not subject to either sales or use tax. Under the terms of the global settlement, the Company agreed to withdraw its refund requests and the Taxation Department agreed to drop its assertion that sales tax was due on such meals up to the effective date of AB 506. Since the Company did not previously accrue either the claims for refund of use taxes or any liability for sales taxes that the Taxation Department may have asserted prior to entering the global settlement agreement, there is no financial statement impact of entering into the settlement agreement.

In 2002, the Company entered into a professional services agreement on a contingency fee basis arrangement with a third party advisory group to obtain refunds or credits for the aforementioned overpaid sales and use taxes. In August 2013, the Company received a letter from the advisory group seeking payment of approximately $890,000 for unsubstantiated services rendered in connection with the settlement agreement reached in AB 506 and is seeking contingency fees for taxes resolved by legislation from February 2008 and for future taxes through 2019 that will not materialize. The Company denies any obligations under the contingent fee basis claim as no amounts were recovered by the Company under the terms of the agreement.

7.              Related Parties

As of June 30, 2014, the Company’s receivables and payables to related parties amounted to $0.4 million and ($0.1) million, respectively.  As of December 31, 2013, the Company’s receivables and payables to related parties amounted to $0.4 million and ($0.2) million, respectively.

8.              Segment Information

The following table sets forth, for the period indicated, certain operating data for our reportable segments.  Management reviews our operations by our geographic gaming market segments:  Eldorado Reno and Eldorado Shreveport.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in thousands)
Revenues and expenses
Eldorado Reno
Net operating revenues (a)	$29,620	$29,896	$52,786	$53,963
Expenses, excluding depreciation	(24,781)	(24,739)	(47,264)	(46,936)
(Loss) on sale/disposition of long-lived assets and property and equipment	—	(6)	—	(6)
Acquisition charges	(1,081)	—	(2,453)	—
Equity in net income of unconsolidated affiliates	2,161	1,981	1,781	1,265
Depreciation	(1,964)	(2,103)	(3,992)	(4,239)

Operating income — Eldorado Reno	$3,955	$5,029	$858	$4,047

Eldorado Shreveport
Net operating revenues	$32,879	$36,682	$67,493	$75,544
Expenses, excluding depreciation and amortization (a)	(27,937)	(28,949)	(55,742)	(58,610)
(Loss) gain on sale/disposition of long-lived assets and property and equipment	—	(2)	—	8
Depreciation and amortization	(2,122)	(2,260)	(4,282)	(4,464)

Operating income — Eldorado Shreveport	$2,820	$5,471	$7,469	$12,478

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in thousands)
Total Reportable Segments
Net operating revenues (a)	$62,499	$66,578	$120,279	$129,507
Expenses, excluding depreciation and amortization (a)	(52,718)	(53,688)	(103,006)	(105,546)
(Loss) gain on sale/disposition of long-lived assets and property and equipment	—	(8)	—	2
Acquisition charges	(1,081)	—	(2,453)	—
Equity in net income of unconsolidated affiliates	2,161	1,981	1,781	1,265
Depreciation and amortization	(4,086)	(4,363)	(8,274)	(8,703)

Operating income — Total Reportable Segments	$6,775	$10,500	$8,327	$16,525
Reconciliations to Consolidated Net Income
Operating Income - Total Reportable Segments	$6,775	$10,500	$8,327	$16,525
Unallocated income and expenses:
Interest income	4	4	8	8
Interest expense	(3,870)	(3,956)	(7,759)	(7,898)

Net income	$2,909	$6,548	$576	$8,635

(a)         Before the elimination of $0.8 million for each of the three month periods ended June 30, 2014 and 2013 and $1.5 million for each of the six month periods ended June 30, 2014 and 2013 for management fees to Eldorado Reno and expense to Eldorado Shreveport.

	Six Months Ended June 30,
	2014	2013
	(in thousands)
Capital Expenditures
Eldorado Reno	$738	$1,066
Eldorado Shreveport	1,176	2,558
Total	$1,914	$3,624

	As of June 30, 2014	As of December 31, 2013
	(in thousands)
Total Assets
Eldorado Reno	$247,419	$252,066
Eldorado Shreveport	150,356	150,766
Eliminating entries (a)	(130,345)	(132,650)
Total	$267,430	$270,182

(a)          Reflects the following eliminations for the periods indicated:

Proceeds from Senior Secured Notes loaned to Eldorado Shreveport	$116,308	$118,038
Accrued interest on the above intercompany loan	418	418
Intercompany receivables/payables	92	91
Net investment in and advances to Eldorado Shreveport	13,527	14,103
	$130,345	$132,650

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

General

Eldorado HoldCo LLC (“HoldCo”), a Nevada limited liability company, was formed in April 2009 to be the holding company for Eldorado Resorts LLC (“Resorts”).  The members of Resorts contributed all their respective membership interests in Resorts in return for proportionate membership interests in HoldCo.  Other than the membership interest in Resorts, HoldCo has no assets, liabilities or revenues and conducts no operations.  Resorts owns and operates a hotel and riverboat gaming complex that includes a 403-room, all suite, art deco-style hotel and a tri-level riverboat dockside casino situated on the Red River in Shreveport, Louisiana (“Eldorado Shreveport”) and the Eldorado Hotel & Casino, a premier hotel/casino and entertainment facility in Reno, Nevada (“Eldorado Reno”).  Resorts owns the Eldorado Shreveport indirectly through two wholly owned subsidiaries which own 100% of the partnership interests in the Eldorado Shreveport Joint Venture, a Louisiana general partnership (“Louisiana Partnership”).  In addition, Resorts’ 96.1858% owned subsidiary, Eldorado Limited Liability Company, a Nevada limited liability company (“ELLC”), owns a 50% interest in a joint venture (“Silver Legacy Joint Venture”) which owns the Silver Legacy Resort Casino (“Silver Legacy”), a major, themed hotel/casino located adjacent to the Eldorado Reno.  Resorts also owns a 21.25% interest in Tamarack Junction, a small casino in south Reno.  HoldCo, Resorts, the Louisiana Partnership, ELLC and Eldorado Capital Corp. (“Capital”), a wholly owned subsidiary of Resorts which holds no significant assets and conducts no business activity, are collectively referred to as “we,” “us,” “our” or the “Company.”  Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to provide information to assist in better understanding and evaluating our financial condition and results of operations.  We recommend that you read this MD&A in conjunction with our unaudited condensed consolidated financial statements and the notes to those statements included in Item 1 of this Quarterly Report, as well as our Annual Report for the year ended December 31, 2013.

This MD&A contains forward-looking information. Without limitation, when we use the words “believe,” “estimate,” “plan,” “expect,” “intend,” “anticipate,” “continue,” “may,” “probably,” “should,” “could,” “will” and similar expressions in this Quarterly Report, we are identifying forward-looking statements.  These forward-looking statements are subject to risks, uncertainties and assumptions about us and our operations that are subject to change based on various important factors, some of which are beyond our control, including our ability to consummate the transactions contemplated by the Merger Agreement, our substantial indebtedness, the effects of competition, the impact of gaming and other regulations, general economic and market conditions, weather conditions, geographic concentration of our operations and our reliance on management and key employees.  We undertake no obligation to update any forward-looking statements.  It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historic results.  Therefore, the reader should not consider this discussion to be an exhaustive statement of all risks, uncertainties, or factors that could potentially cause actual results to differ from forward-looking statements.

The Company accounts for its investment in the Silver Legacy Joint Venture and Tamarack utilizing the equity method of accounting.  Except as discussed below, the Company’s consolidated net income includes our proportional share of the net income before taxes of the Silver Legacy Joint Venture and Tamarack.  As a result of our identification of triggering events, we recognized non-cash impairment charges of $33.1 million in 2011 for our investment in the Silver Legacy Joint Venture.  Such impairment charges eliminated our remaining investment in the Silver Legacy Joint Venture.  As a result of the elimination of the Company’s remaining investment in the Silver Legacy Joint Venture, we discontinued the equity method of accounting for our investment in the Silver Legacy Joint Venture until the fourth quarter of 2012 when additional investments in the Silver Legacy Joint Venture were made.  At such time, the Company recognized its share of the Silver Legacy Joint Venture’s suspended net losses not recognized during the period the equity method of accounting was discontinued and resumed the equity method of accounting for its investment.

As a privately held company, we have not been required to maintain internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act.  We anticipate that we will be required to meet these standards in the course of preparing our financial statements in the future. Our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting on an annual basis.  The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with accounting principles generally accepted in the United States, or GAAP.  We are currently in the process of reviewing, documenting and testing our internal controls over financial reporting, but we are not currently in compliance with, and we cannot be certain when we will be able to implement the requirements of Section 404(a).  If we cannot favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls, confidence in our financial information could be lost.

Significant Factors Impacting Operating Trends

Our operating results are highly dependent on the volume of customers visiting and staying at our resort.  Key volume indicators include table games drop and slot handle, which refer to amounts wagered by our customers.  The amount of volume we retain, which is not fully controllable by us, is recognized as casino revenues and is referred to as our win or hold.  In addition, hotel occupancy and price per room designated by average daily rate (“ADR”) are key indicators for our hotel business.  Our calculation of ADR consists of the average price of occupied rooms per day, including the impact of complimentary rooms.  Complimentary room rates are determined based on an analysis of retail or “cash” rates for each customer segment and each type of room product to estimate complimentary rates which are consistent with retail rates.  Complimentary rates are reviewed at least annually and on an interim basis if there are significant changes in market conditions.  Complimentary rooms are treated as occupied rooms in our calculation of hotel occupancy.

Our marketing strategy is designed to take advantage of our proximity to the large population base of the greater San Francisco, Sacramento and Dallas/Ft. Worth metropolitan areas and other major markets by targeting the local day-trip market and by utilizing our hotel rooms to expand our patron mix to include overnight visitors. We also coordinate our restaurant and entertainment promotions to encourage overnight stays. By utilizing the data in our casino information systems, we are able to identify our premium patrons, encourage their participation in our casino player’s card program and design promotions and special events to target this market.

Economic Impact

The economic downturn and the slow pace of recovery, especially in Nevada and California, continue to adversely influence consumers’ confidence, discretionary spending levels and travel patterns.  We believe the weak demand, high unemployment, record number of home foreclosures, increased competition and volatility of the economy have had a significant negative impact on the gaming and tourism industries, and, as a result, our operating performance over the past several years.  In response to the difficult economic environment, our management has implemented cost savings measures and will continue to review our operations to look for opportunities to further reduce expenses and maximize cash flows.  We believe the current economic conditions will continue to negatively affect our operating results for some period of time.  We remain uncertain as to the duration and magnitude of the impact on our operations and the length of any future recovery period.

Expansion of Native American Gaming and Other Gaming

A significant portion of our revenues and operating income are generated from patrons who are residents of northern California and northeastern Texas, and as such, our operations have been adversely impacted by the growth in Native American gaming in northern California and, to a lesser extent, in Oklahoma.

Many existing Native American gaming facilities in northern California are modest compared to Eldorado Reno.  However, a number of Native American tribes have established large-scale gaming facilities in California and some Native American tribes have announced that they are in the process of expanding, developing, or are considering establishing, large-scale hotel and gaming facilities in northern California.  As northern California Native American gaming operations have expanded, we believe the increasing competition generated by these gaming operations has had a negative impact, principally on drive-in, day-trip visitor traffic from our main feeder markets in northern California.

Under their current compacts, most Native American tribes in California may operate up to 2,000 slot machines and up to two gaming facilities on any one reservation. However, under action taken by the National Indian Gaming Commission, gaming devices similar in appearance to slot machines, but which are deemed to be technological enhancements to bingo style gaming, are not subject to such limits and may be used by tribes without state permission. The number of slot machines the tribes may be allowed to operate could increase as a result of any new or amended compacts the tribes may enter into with the State of California that receive the requisite approvals. Such increases have occurred with respect to a number of new or amended compacts which have been executed and approved.

Casino gaming is currently prohibited in several jurisdictions from which the Shreveport/Bossier City market draws customers, primarily Texas.  Although casino gaming is currently not permitted in Texas, the Texas legislature has from time to time considered proposals to authorize casino gaming and there can be no assurance that casino gaming will not be approved in Texas in the future, which would have a material adverse effect on our business.  Eldorado Shreveport competes with several Native American casinos located in Oklahoma, certain of which are located near our core Texas markets.  Because we draw a significant amount of our customers from the Dallas/Fort Worth area, but are located approximately 190 miles from that area, we believe we will continue to face increased competition from gaming operations in Oklahoma, including the WinStar and Choctaw casinos, and would face significant competition that may have a material adverse effect on our business and results of operations if casino gaming is approved in Texas.

In June 2013, construction was completed on a new 30,000 square foot casino and 400-room hotel project in Bossier City across the Red River from Eldorado Shreveport.  The facility, which also includes several restaurants and a 950-seat entertainment arena, received final approval from the Louisiana Gaming Control Board and opened on June 15, 2013.  In addition, a new 320,000 square foot gaming facility located in Sonoma County, California opened on November 5, 2013.

We believe any future growth of Native American and other gaming establishments, including the addition of hotel rooms and other amenities, could place additional competitive pressure on our operations. While we cannot predict the extent of any future impact, it could be significant.

Severe Weather

Eldorado Reno’s operations are subject to seasonal variation, with the weakest results generally occurring during the winter months.  Eldorado Shreveport’s operations were negatively impacted during the first quarter of 2014 due to poor weather conditions during this period.  Periods of severe weather could negatively impact our future operating results.

Major Bowling Tournaments in the Reno Market

The National Bowling Stadium, located one block from Eldorado Reno, is one of the largest bowling complexes in North America and has been selected to host multi-month tournaments in Reno every year through 2018 except for 2017.  It has also been selected to host ten United States Bowling Congress (“USBC”) tournaments from 2019 through 2030.  During this period, two of the ten USBC Tournaments may be held in the same year.  Through a one-time agreement, the National Bowling Stadium hosted the USBC Open Tournament in Reno in 2014; usually an off-year for Reno.  Historically, these multi-month bowling tournaments have attracted a significant number of visitors to the Reno market and have benefited business in the downtown area, including Eldorado Reno.  The USBC Tournaments brought approximately 73,000 bowlers to the Reno area during the 2013 tournament period which began on March 1st and continued through July 7th.  Both tournaments returned to Reno in 2014 and brought approximately 62,000 bowlers to the Reno area during the 2014 tournament period which began on February 28th and continued through July 12th.

Summary Financial Results

Three Months Ended June 30, 2014 Compared to the Three Months Ended June 30, 2013

The following table highlights the results of our operations (dollars in thousands):

	Three Months Ended June 30,
	2014	2013	Percent Change

Net operating revenues	$61,749	$65,828	(6.2)%
Operating expenses	56,054	57,301	(2.2)%
Equity in income of unconsolidated affiliates	2,161	1,981	9.1%
Operating income	6,775	10,500	(35.5)%
Net income	2,909	6,548	(55.6)%

Net Operating Revenues.  Net operating revenues decreased by 6.2% for the three months ended June 30, 2014 as decreases in all components of operating revenues at Eldorado Shreveport and decreases in food, beverage and entertainment revenues at Eldorado Reno were only partially offset by slight increases in casino, food, hotel and other revenues at Eldorado Reno compared to the same period in 2013.  As more fully explained below, the decrease in casino revenues at Eldorado Shreveport primarily reflects reductions in both slot machine wagering and table game drop partially offset by improvement in the table games hold percentage in the 2014 period compared to the prior year period.  The decline in wagering at Eldorado Shreveport was attributable to increased competition in its market.

Equity in Income of Unconsolidated Affiliates.  Income from the Company’s unconsolidated affiliates, the Silver Legacy Joint Venture and Tamarack, increased approximately $0.2 million for the three months ended June 30, 2014 as compared to the same period in 2013.  Our equity in the income of the Silver Legacy Joint Venture during the second quarter of 2014 and 2013 amounted to $1.9 million and $1.7 million, respectively.  Equity in the income of Tamarack for the three months ended June 30, 2014 decreased by less than $0.1 million compared to the same period in the prior year.

Operating Income and Net Income.  In the 2014 second quarter period, we experienced a decrease in operating income of $3.7 million due primarily to decreases in operating margins.  Consolidated net operating revenues decreased by approximated $4.1 million which was partially offset by a $1.2 million decrease in consolidated operating expenses. In addition, we incurred $1.1 million of acquisition charges during the current year period in connection with our proposed merger with MTR Gaming Group, Inc. (“MTR”).  The resulting net decrease was partially offset by a $0.2 million increase in our equity in the income of unconsolidated affiliates.  Net income decreased by $3.6 million in the 2014 period compared to the prior year period due to the factors negatively impacting operating income previously noted partially offset by a $0.1 million decrease in interest expense.

Revenues

The following table highlights our sources of net operating revenues (dollars in thousands):

	Three Months Ended June 30,
	2014	2013	Percent Change
Casino:
Eldorado Reno	$17,905	$17,677	1.3%
Eldorado Shreveport	30,249	33,705	(10.3)%
Total	48,154	51,382	(6.3)%
Food, beverage and entertainment:
Eldorado Reno	9,323	9,645	(3.3)%
Eldorado Shreveport	6,221	6,667	(6.7)%
Total	15,544	16,312	(4.7)%
Hotel:
Eldorado Reno	5,164	5,123	0.8%
Eldorado Shreveport	2,141	2,314	(7.5)%
Total	7,305	7,437	(1.8)%
Other:
Eldorado Reno	855	817	4.7%
Eldorado Shreveport	867	916	(5.6)%
Total	1,722	1,733	(0.6)%
Promotional allowances:
Eldorado Reno	(4,378)	(4,117)	6.3%
Eldorado Shreveport	(6,598)	(6,919)	(4.6)%
Total	(10,976)	(11,036)	(0.5)%

Casino Revenues.  Consolidated casino revenues decreased by 6.3% during the 2014 second quarter period compared to the same period in 2013.  The increase in such revenues at Eldorado Reno of 1.3% was due to increases in the table games drop and table games hold percentage.  Casino revenues at Eldorado Shreveport decreased in the 2014 second quarter period by 10.3% as a result of a decrease in slot machine coin-in coupled with a decline in the slot machine hold percentage.  The decrease in casino revenues from slot machine operations was compounded by a decrease in table games drop partially offset by an increase in the table games hold percentage.  The results of operations of Eldorado Shreveport have been negatively impacted by the addition of a new competitor in the Shreveport/Bossier City market that has reduced the market share of all of the other casino operators in the market, including Eldorado Shreveport.

Food, Beverage and Entertainment Revenues.  Consolidated food, beverage and entertainment revenues decreased by 4.7% for the three months ended June 30, 2014 as compared to the 2013 second quarter period.  Such revenues decreased by 3.3% at Eldorado Reno.  While food revenues increased 2.7% in the 2014 period compared to 2013 primarily due to an increase in our average check price as a result of selective price increases in our restaurants partially offset by a 3.8% decrease in customer counts.  Beverage revenues decreased primarily due to decreased complimentary sales on the casino floor and in the BuBinga nightclub, which was closed in the second quarter for rebranding.  Also negatively impacting revenues was a 31.1% decrease in entertainment revenues in the Eldorado Reno theatre in the 2014 period due to a less popular show.  Food, beverage and entertainment revenues decreased by 6.7% at Eldorado Shreveport for the three months ended June 30, 2014 as compared to the same period in 2013 primarily due to the decrease in customer volume as evidenced by the decrease in meals served during the second quarter of 2014 compared to the second quarter of 2013.  The average check price at Eldorado Shreveport also decreased slightly during the 2014 second quarter period.

Hotel Revenues.  Consolidated hotel revenues decreased 1.8% during the 2014 second quarter period compared to the same period in 2013.  Hotel revenues at Eldorado Reno increased by less than 1.0% due to increases in the hotel occupancy rate to 91.1% in the three months ended June 30, 2014 from 90.7% in the 2013 second quarter period and offset a decrease in the hotel ADR of $67 in the three months ended June 30, 2014 from $68 in the 2013 second quarter period. Other hotel revenue increased 22% due to an increase in our resort fee from $6 to $8 in August 2013. Hotel revenues at Eldorado Shreveport decreased by 7.5% due to a decline in the occupancy rate to 91.0% in the three months ended June 30, 2014 from 93.8% in the 2013 second quarter period and a decrease in the ADR to $64 in the three months ended June 30, 2014 from $67 in the 2013 second quarter period.

Other Revenues.  Other revenues are comprised of revenues generated by our retail outlets and other miscellaneous items.  Other revenues at Eldorado Reno increased 4.7% during the three months ended June 30, 2014 compared to the prior year period primarily as a result of increased complimentary retail sales.  Other revenues decreased by 5.6% at Eldorado Shreveport during the three months ended June 30, 2014 compared to the same period in 2013 due to lower ATM commission revenues and retail sales.

Promotional Allowances.  Consolidated promotional allowances, expressed as a percentage of casino revenues, increased to 22.8% in the 2014 period compared to 21.5% in the 2013 period.  The overall amount of promotional allowances incurred decreased by less than 1.0%.  Such costs at Eldorado Reno experienced a 6.3% increase reflecting, in part, the 1.3% increase in casino revenues, whereas such costs decreased by 4.6% at Eldorado Shreveport reflecting, in part, the 10.3% decrease in casino revenues.  Management actively reviews the effectiveness of its promotions, and endeavors to expand successful promotions while eliminating or reducing less profitable promotions.  Promotional activities at Eldorado Shreveport reflect, in part, our efforts to maintain the property’s share of the Shreveport/Bossier City gaming market in light of increased competition.

Operating Expenses

The following table highlights our operating expenses (dollars in thousands):

	Three Months Ended June 30,
	2014	2013	Percent Change

Casino:
Eldorado Reno	$9,347	$9,236	1.2%
Eldorado Shreveport	20,100	20,782	(3.3)%
Total	29,447	30,018	(1.9)%
Food, beverage and entertainment:
Eldorado Reno	6,581	6,633	(0.8)%
Eldorado Shreveport	1,382	1,412	(2.1)%
Total	7,963	8,045	(1.0)%
Hotel:
Eldorado Reno	1,634	1,742	(6.2)%
Eldorado Shreveport	280	311	(10.0)%
Total	1,914	2,053	(6.8)%
Other:
Eldorado Reno	689	730	(5.6)%
Eldorado Shreveport	291	295	(1.4)%
Total	980	1,025	(4.4)%

Selling, general and administrative	11,514	11,647	(1.1)%
Management fee	150	150	—%
Depreciation and amortization	4,086	4,363	(6.3)%

Casino Expenses.  Casino expenses at Eldorado Reno increased slightly in the three months ended June 30, 2014 as compared to the same period in 2013 primarily reflecting the costs associated with the increase in the revenues for such period.  Casino expenses at Eldorado Shreveport decreased 3.3% during the 2014 period compared to the same period in 2013 primarily as a result of lower gaming taxes and personnel costs reflecting the lower customer volume experienced.

Food, Beverage and Entertainment Expenses.  For the second quarter of 2014, Eldorado Reno food expenses increased due to higher cost of sales partially offset by lower payroll expenditures, while beverage expenses decreased primarily as a result of the closing of our nightclub. Entertainment expenses increased slightly as a result of increased advertising expenses.  Food, beverage and entertainment expenses decreased slightly at Eldorado Shreveport during the second quarter of 2014 as increased food and beverage costs were offset by the decline in customers served as reflected by the 6.7% decrease in food and beverage sales.

Hotel Expenses.   Hotel expenses at Eldorado Reno decreased by 6.2% due to lower group insurance for the three months ended June 30, 2014 and increased rebates and complimentary expenses associated with Sales groups in the 2013 period.  For the three months ended June 30, 2014, hotel expenses at Eldorado Shreveport decreased by 10.0% due to decreases in payroll expenditures reflecting lower occupancy levels as reflected in the decrease in its occupancy percentage from 93.8% in the 2013 period to 91.0% in the 2014 period.

Other Expenses.   Other expenses decreased by 5.6% at Eldorado Reno in the 2014 period as compared to the 2013 period as a result of transportation expenses associated with the USBC tournament during the 2013 second quarter period. Other expenses at Eldorado Shreveport did not change significantly during the 2014 second quarter period.

Selling and General and Administrative Expenses and Management Fees.   For the second quarter of 2014, as compared to the same period in 2013, selling, general and administrative expenses did not change significantly.  Historically, the Company pays management fees to Recreational Enterprises, Inc. (“REI”) and Hotel Casino Management, Inc. (“HCM”), the owners of 47% and 25% of the Company’s equity interests, respectively.  In connection with the refinancing of our debt obligations in June 2011, the management agreement was amended which, among other things, placed a maximum management fee payment allowed at $600,000 annually.  In the second quarters of both 2014 and 2013, we paid an aggregate $0.2 million in management fees to REI and HCM.

Depreciation and Amortization Expense.  Depreciation expense decreased by 6.3% for the three months ended June 30, 2014 as more assets became fully depreciated.

Acquisition Charges

During the 2014 second quarter period, we incurred $1.1 million in acquisition charges in connection with our proposed merger with MTR.  Because HoldCo maintains no bank accounts or operations, these expenses were paid by Resorts on behalf of HoldCo. The amounts have been expensed in accordance with the applicable accounting guidance for business combinations.

Interest Expense

For the three months ended June 30, 2014, interest expense decreased by less than $0.1 million, or 2.2%, due to principal reductions on our credit facility which matured May 30, 2014 and was not renewed.

Six Months Ended June 30, 2014 Compared to the Six Months Ended June 30, 2013

The following table highlights the results of our operations (dollars in thousands):

	Six Months Ended June 30,
	2014	2013	Percent Change

Net operating revenues	$118,779	$128,007	(7.2)%
Operating expenses	109,780	112,749	(2.6)%
Equity in income of unconsolidated affiliates	1,781	1,265	40.8%
Operating income	8,327	16,525	(49.6)%
Net income	576	8,635	(93.3)%

Net Operating Revenues.  Net operating revenues decreased by 7.2% for the six months ended June 30, 2014 as both Eldorado Reno and Eldorado Shreveport experienced decreases in all components of operating revenues compared to the same period in 2013.  As more fully explained below, the decrease in casino revenues at Eldorado Shreveport primarily reflects reductions in both slot machine wagering and table game drop partially offset by improvement in the table games hold percentage in the 2014 period compared to the prior year period. The decline in wagering at Eldorado Shreveport is attributable to increased competition in its market.

Equity in Income of Unconsolidated Affiliates.  Income from the Company’s unconsolidated affiliates, the Silver Legacy Joint Venture and Tamarack, increased approximately $0.5 million for the six months ended June 30, 2014 as compared to the same period in 2013.  Our equity in the income of the Silver Legacy Joint Venture during the six months of 2014 and 2013 amounted to $1.9 million and $1.3 million, respectively.  Equity in the income of Tamarack for the six months ended June 30, 2014 decreased by less than $0.1 million compared to the same period in the prior year.

Operating Income and Net Income.  In the 2014 six-month period, we experienced a decrease in operating income of $8.2 million due primarily to decreases in operating margins.  Consolidated net operating revenues decreased by approximated $9.2 million which was partially offset by a $3.0 million decrease in consolidated operating expenses. In addition, we incurred $2.5 million of acquisition charges during the current year six-month period in connection with our proposed merger with MTR.  The resulting net decrease was partially offset by a $0.5 million increase in our equity in the income of unconsolidated affiliates.  Net income decreased by $8.1 million in the 2014 period compared to the prior year period due to the factors negatively impacting operating income previously noted partially offset by a $0.1 million decrease in interest expense.

Revenues

The following table highlights our sources of net operating revenues (dollars in thousands):

	Six Months Ended June 30,
	2014	2013	Percent Change
Casino:
Eldorado Reno	$30,771	$31,103	(1.1)%
Eldorado Shreveport	62,052	69,549	(10.8)%
Total	92,823	100,652	(7.8)%
Food, beverage and entertainment:
Eldorado Reno	17,844	18,370	(2.9)%
Eldorado Shreveport	12,702	13,483	(5.8)%
Total	30,546	31,853	(4.1)%
Hotel:
Eldorado Reno	8,919	9,054	(1.5)%
Eldorado Shreveport	4,273	4,504	(5.1)%
Total	13,192	13,558	(2.7)%
Other:
Eldorado Reno	1,591	1,604	(0.8)%
Eldorado Shreveport	1,656	1,804	(8.2)%
Total	3,247	3,408	(4.7)%
Promotional allowances:
Eldorado Reno	(7,840)	(7,668)	2.2%
Eldorado Shreveport	(13,189)	(13,796)	(4.4)%
Total	(21,029)	(21,464)	(2.0)%

Casino Revenues.  Consolidated casino revenues decreased by 7.8% during the 2014 six-month period compared to the same period in 2013.  The decrease in such revenues at Eldorado Reno of 1.1% was primarily due to decreases in slot coin-in.  Casino revenues at Eldorado Shreveport decreased in the 2014 six-month period by 10.8% as a result of a decrease in slot machine coin-in coupled with a small decrease in the slot machine hold percentage.  The decrease in casino revenues from slot machine operations was compounded by a decrease in table games drop partially offset by an increase in the table games hold percentage.  The results of operations of Eldorado Shreveport have been negatively impacted by the addition of a new competitor in the Shreveport/Bossier City market that has reduced the market share of all of the other casino operators in the market, including Eldorado Shreveport.

Food, Beverage and Entertainment Revenues.  Consolidated food, beverage and entertainment revenues decreased by 4.1% for the six months ended June 30, 2014 as compared to the 2013 six-month period.  Such revenues decreased by 2.9% at Eldorado Reno.  Food revenues decreased 0.5% in the 2014 period compared to 2013 primarily due to a 4.9% decrease in customer counts partially offset by an increase in our average check price as a result of selective price increases in our restaurants.  Beverage revenues decreased primarily due to decreased complimentary sales on the casino floor and the closure of the BuBinga nightclub.  Also negatively impacting revenues was a 22.3% decrease in entertainment revenues in the Eldorado Reno theatre in the 2014 period due to a less popular show.  Food, beverage and entertainment revenues decreased by 5.8% at Eldorado Shreveport for the six months ended June 30, 2014 as compared to the same period in 2013 primarily due to the decrease in customer volume as evidenced by the 4.5% decline in meals served during the first half of 2014 compared to the first half of 2013.  The average check price also decreased slightly during the 2014 six-month period.  Beverage revenues at Eldorado Shreveport decreased primarily due to decreased complimentary sales.

Hotel Revenues.  Consolidated hotel revenues decreased 2.7% during the 2014 six-month period compared to the same period in 2013.  Hotel revenues at Eldorado Reno decreased by 1.5% due to decreases in the hotel occupancy rate to 82.9% in the six months ended June 30, 2014 from 84.2% in the 2013 six-month period and in the hotel ADR of $63 in the six months ended June 30, 2014 from $65 in the 2013 six-month period.  Other hotel revenue increased 22% due to an increase in our resort fee from $6 to $8 in August 2013.  Hotel revenues at Eldorado Shreveport decreased by 5.1% due to a decline in the occupancy rate to 89.9% in the six months ended June 30, 2014 from 92.3% in the 2013 six-month period and a decrease in the ADR to $65 in the six months ended June 30, 2014 from $67 in the 2013 six-month period.

Other Revenues.  Other revenues are comprised of revenues generated by our retail outlets and other miscellaneous items.  Other revenues at Eldorado Reno decreased by less than 1.0% during the six months ended June 30, 2014 compared to the prior year period.  Other revenues decreased by 8.2% at Eldorado Shreveport during the six months ended June 30, 2014 compared to the same period in 2013 due to lower ATM commission revenues and retail sales, partially offset by improved spa revenues.

Promotional Allowances.  Consolidated promotional allowances, expressed as a percentage of casino revenues, increased to 22.7% in the 2014 six month period compared to 21.3% in the 2013 period.  The overall amount of promotional allowances incurred decreased by 2.0%.  Such costs at Eldorado Reno increased by 2.2% reflecting an increase in our casino direct mail program.  Such costs decreased by 4.4% at Eldorado Shreveport which decrease is associated with the 10.8% decrease in casino revenues.  Management actively reviews the effectiveness of its promotions, and endeavors to expand successful promotions while eliminating or reducing less profitable promotions.  Promotional activities at Eldorado Shreveport reflect, in part, our efforts to maintain the property’s share of the Shreveport/Bossier City gaming market in light of increased competition.

Operating Expenses

The following table highlights our operating expenses (dollars in thousands):

	Six Months Ended June 30,
	2014	2013	Percent Change

Casino:
Eldorado Reno	$16,926	$16,840	0.5%
Eldorado Shreveport	40,002	42,366	(5.6)%
Total	56,928	59,206	(3.8)%
Food, beverage and entertainment:
Eldorado Reno	12,681	12,601	0.6%
Eldorado Shreveport	2,838	2,882	(1.5)%
Total	15,519	15,483	0.2%
Hotel:
Eldorado Reno	3,269	3,443	(5.1)%
Eldorado Shreveport	590	613	(3.8)%
Total	3,859	4,056	(4.9)%
Other:
Eldorado Reno	1,307	1,337	(2.2)%
Eldorado Shreveport	569	585	(2.7)%
Total	1,876	1,922	(2.4)%

Selling, general and administrative	23,024	23,079	(0.2)%
Management fee	300	300	—%
Depreciation and amortization	8,274	8,703	(4.9)%

Casino Expenses.  Casino expenses at Eldorado Reno increased slightly in the six months ended June 30, 2014 as compared to the same period in 2013 as a result of the increased cost of the aforementioned direct mail program.  Casino expenses at Eldorado Shreveport decreased 5.6% during the 2014 six-month period compared to the same period in 2013 primarily as a result of lower gaming taxes and personnel costs reflecting the lower customer volume experienced.

Food, Beverage and Entertainment Expenses.   For the six months of 2014, food, beverage and entertainment expenses at Eldorado Reno increased slightly despite a decrease of 2.9% in the associated revenues.  Increases in food cost of sales were partially offset by decreases in beverage costs primarily as a result of the closing of the BuBinga nightclub.  Food, beverage and entertainment expenses also decreased slightly at Eldorado Shreveport during the six months of 2014 as increased food and beverage costs were offset by the decline in customers served as reflected by the 5.8% decrease in food and beverage sales.

Hotel Expenses.   Hotel expenses at Eldorado Reno decreased by 5.1% due to lower group insurance for the six months ended June 30, 2014 and decreased rebates associated with group sales in 2014.  For the six months ended June 30, 2014, hotel expenses at Eldorado Shreveport decreased by 3.8% due to decreases in payroll expenditures resulting from lower occupancy levels as reflected in the decrease in its occupancy percentage from 92.3% in the 2013 period to 89.9% in the 2014 period.

Other Expenses.   Other expenses did not change significantly at Eldorado Reno in the 2014 period as compared to the 2013 period. Other expenses at Eldorado Shreveport decreased slightly for the 2014 six-month period primarily due to the decrease in cost of goods sold associated with reduced retail sales.

Selling and General and Administrative Expenses and Management Fees.   For the six months of 2014, as compared to the same period in 2013, selling, general and administrative expenses did not change significantly.  Historically, the Company pays management fees to REI and HCM, the owners of 47% and 25% of the Company’s equity interests, respectively.  In connection with the refinancing of our debt obligations in June 2011, the management agreement was amended which, among other things, placed a maximum management fee payment allowed at $600,000 annually.  In the first six months of both 2014 and 2013, we paid an aggregate $0.3 million in management fees to REI and HCM.

Depreciation and Amortization Expense.  Depreciation expense decreased by 4.9 % for the six months ended June 30, 2014 as more assets became fully depreciated.

Acquisition Charges

During the 2014 six-month period, we incurred $2.5 million in acquisition charges in connection with our proposed merger with MTR.  Because HoldCo maintains no bank accounts or operations, these expenses were paid by Resorts on behalf of HoldCo. The amounts have been expensed in accordance with the applicable accounting guidance for business combinations.

Interest Expense

For the six months ended June 30, 2014, interest expense decreased by slightly more than $0.1 million, or 1.8%, due to principal reductions on our credit facility which matured May 30, 2014 and was not renewed.

Supplemental Unaudited Presentation of Consolidated Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA for the Three and Six Months Ended June 30, 2014 and 2013

EBITDA is defined as earnings before interest, taxes, depreciation and amortization.  Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and other non-operating income (expense), such as acquisition charges, equity in income of unconsolidated affiliates and gain or loss on the disposition of assets.  EBITDA and Adjusted EBITDA are presented solely as supplemental disclosure because we believe that they are widely utilized by, and are presented to assist, investors in understanding our performance and operating results.  Adjusted EBITDA is not intended to represent cash flow from operations as defined by U.S. generally accepted accounting principles (“GAAP”), and is not necessarily indicative of cash available to fund cash flow needs.  While we believe certain items excluded from Adjusted EBITDA may be recurring in nature and should not be disregarded in evaluation of the Company’s performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods presented.  Also, we believe excluded items may not relate specifically to current operating trends or be indicative of future results. Furthermore, Adjusted EBITDA should not be considered as an alternative to net income under GAAP for purposes of evaluating our results of operations. The Company’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and may not be comparable to similar non-GAAP financials measures presented by other issuers.  Therefore, comparability may be limited.

The reconciliation between net income, EBITDA and Adjusted EBITDA for the Company on a consolidated basis is as follows for the periods indicated (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)

Net income	$2,909	$6,548	$576	$8,635
Interest expense	3,870	3,956	7,759	7,898
Interest income	(4)	(4)	(8)	(8)
Depreciation and amortization	4,086	4,363	8,274	8,703

EBITDA	10,861	14,863	16,601	25,228

Acquisition charges	1,081	—	2,453	—
Equity in income of unconsolidated affiliate	(2,161)	(1,981)	(1,781)	(1,265)
Loss (gain) on sale/disposition of long-lived assets	—	8	—	(2)

Adjusted EBITDA	$9,781	$12,890	$17,273	$23,961

Liquidity and Capital Resources

The Company’s primary sources of liquidity and capital resources have been through cash flow from operations, borrowings under various credit agreements and, where necessary, the issuance of debt obligations.

Cash Flows

At June 30, 2014, we had $31.6 million of cash and cash equivalents.  During the six months ended June 30, 2014, we generated cash flows from operating activities of $6.8 million as compared to $17.2 million in the same period in 2013.  The 2014 amount was comprised primarily of (1) net income of $0.6 million compared to net income of $8.6 million in the 2013 period; (2) non-cash reconciling items of $8.7 million, primarily due to depreciation and amortization; (3) income of unconsolidated affiliates of ($1.8) million; (4) net decreases in current and other liability accounts and increases in current asset accounts aggregating ($1.1) million; and (5) distributions received from an unconsolidated affiliate of $0.4 million.

Net cash flows used in investing activities totaled ($1.8) million during the 2014 six-month period compared to ($4.0) million during the 2013 period.   Net cash flows used in investing activities during 2014 consisted of ($1.9) million for capital expenditures less $0.1 million from decreases in other assets.

Net cash flows used in financing activities during the first six months of 2014 amounted to ($3.2) million as compared to ($6.0) million in the 2013 period.  Net repayments on our Secured Credit Facility (see below) amounted to ($2.5) million.  Other financing activity expenditures included the repayment of capital lease obligations of less than ($0.2) million and distributions to our members amounting to ($0.6) million.

Insurance Programs

In August 2014, we renewed our property and liability insurance policies each covering a 12-month period.  Under these policies, Eldorado Reno and the Silver Legacy have combined per occurrence earthquake coverage of $100 million and combined aggregate flood coverage of $250 million.  In the event that an earthquake causes damage only to Eldorado Reno’s property, Eldorado Reno is eligible to receive up to $100 million in coverage, depending on the replacement cost.  However, in the event that both properties are damaged, Eldorado Reno is entitled to receive, to the extent of any replacement cost incurred, any portion of the $100 million remaining after satisfaction of the claim of the Silver Legacy with respect to its property.  In the event that a flood causes damage only to Eldorado Reno’s property, Eldorado Reno is eligible to receive up to $250 million in coverage, depending on the replacement cost.  However, in the event that both properties are damaged, Eldorado Reno is entitled to receive, to the extent of any replacement cost incurred, up to $106 million of the coverage amount (based on our percentage of the total reported property values) and the portion of the other $144 million, if any, remaining after satisfaction of the claim of the Silver Legacy with respect to its property.  Eldorado Shreveport is eligible to receive up to $100 million of flood coverage independently and irrespective of any losses at the other properties.

Our insurance policy also includes combined terrorism coverage for Eldorado Reno and the Silver Legacy up to $800 million.  In the event that an act of terrorism causes damage only to Eldorado Reno’s property, Eldorado Reno is eligible to receive up to $800 million in coverage, depending on the replacement cost.  However, in the event that both properties are damaged, Eldorado Reno is entitled to receive, to the extent of any replacement cost incurred, up to $340 million of the coverage amount (based on our percentage of the total reported property values) and the portion of the other $460 million, if any, remaining after satisfaction of the claim of the Silver Legacy.  This policy also covers Eldorado Shreveport.  In the event that an act of terrorism causes damage to Eldorado Reno, Silver Legacy and Eldorado Shreveport, Eldorado Reno is entitled to receive, to the extent of any replacement cost incurred, up to $248 million of the coverage amount (based on our percentage of the total reported property values) and the portion of the other $552 million, if any, remaining after satisfaction of the claims of the other two properties.

Capital and Financing Expenditures

We spent approximately $1.9 million during the first half of 2014 for, among other things, slot machines at Eldorado Shreveport.  We are planning to spend approximately $7.4 million during the remainder of 2014, including $4.1 million at Eldorado Reno, primarily for slot machine purchases and hotel remodeling, and $3.3 million at Eldorado Shreveport, primarily for additional slot machine purchases and facility upgrades.

Under the Plan of Reorganization, each of ELLC and Galleon retained its 50% interest in the Silver Legacy Joint Venture, but was required to advance $7.5 million to the Silver Legacy Joint Venture pursuant to a subordinated loan and provide credit support by depositing $5.0 million of cash into bank accounts that are subject to a security interest in favor of the lender under the Silver Legacy Joint Venture credit agreement.  The $7.5 million note receivable from ELLC to the Silver Legacy Joint Venture was issued on November 16, 2012 with a stated interest rate of 5% per annum and a maturity date of May 16, 2018.  Payment of any interest or principal under the loan is subordinate to the senior indebtedness of the Silver Legacy Joint Venture.  Accrued interest under the loan will be added to the principal amount of the loan and may not be paid unless principal of the loan may be paid in compliance with the terms of the senior indebtedness outstanding or at maturity.

Our future sources of liquidity are anticipated to be from our operating cash flow and capital lease financing for certain fixed asset purchases.  We believe our capital resources are adequate to meet our obligations, including the funding of our debt service and recurring capital expenditures, for the foreseeable future.  We cannot provide assurance, however, that we will generate sufficient income and liquidity to meet all of our liquidity requirements or other obligations.

Senior Secured Notes

On June 1, 2011, we completed the issuance of $180 million of 8.625% Senior Secured Notes due June 15, 2019 (the “Senior Secured Notes”).  Interest on the Senior Secured Notes is payable semiannually each June 15 and December 15 (commencing on December 15, 2011) to holders of record on the preceding June 1 or December 1, respectively.

The indenture relating to the Senior Secured Notes contains various restrictive covenants including covenants imposing limitations on additional debt, restricted payments and investments, additional liens, transactions with affiliates, dispositions of property, mergers and similar transactions.  As of June 30, 2014, the Company was in compliance with all of the covenants under the indenture relating to the Senior Secured Notes.

The Senior Secured Notes are unconditionally guaranteed, jointly and severally, by all of our current and future domestic restricted subsidiaries other than Capital (collectively, the “Guarantors”).  ELLC is the only unrestricted subsidiary as of the closing date.  The Silver Legacy Joint Venture and Tamarack are not subsidiaries and did not guarantee the Senior Secured Notes.  The Senior Secured Notes are secured by a first priority security interest in substantially all of our current and future assets (other than certain excluded assets, including gaming licenses and our interests in ELLC, the Silver Legacy Joint Venture and Tamarack).  Such security interests are junior to the security interests with respect to obligations of Resorts and the Guarantors under the Secured Credit Facility.  In addition, all of the membership interests in Resorts and equity interests in the Guarantors are subject to a pledge for the benefit of the holders of the Senior Secured Notes.

We may also redeem some or all of the Senior Secured Notes prior to June 15, 2015 at a redemption price of 100% plus a “make whole premium” together with accrued and unpaid interest.  On or after June 15, 2015, we may redeem the Senior Secured Notes at the following redemption prices (expressed as a percentage of principal amount) plus any accrued and unpaid interest:

Year beginning June 15,	Percentage
2015	104.313%
2016	102.156%
2017 and thereafter	100.000%

Secured Credit Facility

On June 1, 2011, we entered into a new $30 million senior secured revolving credit facility (the “Secured Credit Facility”) which was available until May 30, 2014 consisting of a $15 million term loan requiring principal payments of $1.25 million each quarter beginning September 30, 2011 (the “Term Loan”) and a $15 million revolving credit facility.  The Term Loan was repaid during the second quarter of 2014.  Resorts did not renew the Secured Credit Facility when it matured on May 30, 2014.

Contractual Obligations and Off-Balance Sheet Arrangements

There have been no material changes during the three months ended June 30, 2014 to our contractual obligations as disclosed in our annual report for the year ended December 31, 2013.

The Company does not currently have any off-balance sheet arrangements.

Critical Accounting Policies

A description of our critical accounting policies can be found in Item 7 of our annual report for the year ended December 31, 2013.  There have been no material changes to these policies for the three months ended June 30, 2014.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-9, “Revenue from Contracts with Customers”, which provides guidance for revenue recognition.  The new standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance.  The core principle of the revenue model is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The standard is designed to create greater comparability for financial statement users across industries and jurisdictions and also requires enhanced disclosures.  The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016.  Early adoption is not permitted.  We are currently evaluating the impact of the adoption of ASU 2014-09 on our consolidated financial statements.

Federal Income Taxes

As a limited liability company, we are not subject to federal income taxes.  Therefore, holders of our membership interests will include their respective shares of our taxable income in their income tax returns and we will continue to make distributions for such tax liabilities.  ES#2 has elected as a single member limited liability company to be taxed as a C Corporation.  Current and deferred income taxes associated with ES#2 were not material.

Under the applicable accounting standards, we may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.  The accounting standards also provide guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and disclosure requirements for uncertain tax positions.  We have recorded no liability associated with uncertain tax positions at June 30, 2014 or December 31, 2013.

The operating agreement of HoldCo dated April 1, 2009 obligates HoldCo to distribute each year for as long as it is not taxed as a corporation to each of its members an amount equal to such members’ allocable share of the taxable income of HoldCo multiplied by the highest marginal combined Federal, state and local income tax rate applicable to individuals for that year.  During the three and six months ended June 30, 2014 and 2013, distributions of $0.6 million and $3.2 million, respectively, were made by Resorts, on behalf of HoldCo, to its members. No distributions were made in the first quarter of each year. The amount that will be required to be distributed for the year ending December 31, 2014 will depend on the results for the entire year and the timing of the closing of the merger with MTR and, accordingly, cannot be determined at this time.

Item 3.  Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices.  We are exposed to market risk in the form of fluctuations in interest rates and their potential impact on our variable rate debt outstanding, of which we have none outstanding at June 30, 2014.  The Company evaluates its exposure to market risk by monitoring interest rates in the marketplace and has, on occasion, utilized derivative financial instruments to help manage this risk.  The Company does not utilize derivative financial instruments for trading purposes.  There were no material quantitative changes in our market risk exposure, or how such risks are managed, during the six months ended June 30, 2014.

Item 4.  Controls and Procedures

In December 2013, we determined that an error in our financial statements occurred related to the recognition of our share of the net losses of the Silver Legacy Joint Venture under the equity method of accounting.  The previously issued audited consolidated financial statements did not properly reflect the Company’s share of the net losses from the joint venture after making additional investments in the joint venture during the fourth quarter of 2012.  The error was the result of our failure to design proper controls to identify, evaluate and properly account for the equity in earnings (losses) of unconsolidated affiliates, and the lack of proper controls resulted in a material weakness in internal control over financial reporting as defined in Public Company Accounting Oversight Board Auditing Standard No. 5.  A “material weakness” is a deficiency in internal controls such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

In December 2013, Eldorado’s management adopted procedures to enhance its interpretation and application of the required accounting guidance to its investment in Silver Legacy. Additionally, management implemented a greater level of management review controls including increased focus on the assessment and application of accounting guidance to its financial statements. Accordingly, Eldorado believes that the material weakness was remediated by its management as of December 31, 2013. However, we cannot assure you that our internal control over financial reporting will not be subject to additional material weaknesses in the future.  If our remedial measures are insufficient to address the material weakness or if additional material weaknesses or significant deficiencies in our internal control are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate our financial results. Additionally, we may encounter problems or delays in implementing any changes necessary to make a favorable assessment of our internal control over financial reporting. In addition, we may encounter problems or delays in completing the implementation of any necessary improvements and receiving an unqualified opinion on the effectiveness of the internal controls over financial reporting in connection with the attestation provided by our independent registered public accounting firm. If we cannot favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls confidence in our financial information could be lost.

PART II

OTHER INFORMATION

Item 1. Legal Proceedings

The Company and its subsidiaries are defendants in various lawsuits relating to routine matters incidental to their business. As with all litigation, no assurance can be provided as to the outcome of such litigation.  However, the Company does not expect that such litigation will have a material adverse effect on its financial position or results of operations.

Item 1A. Risk Factors

A description of our risk factors can be found in our Annual Report for the Year Ended December 31, 2013.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

None.

Item 5. Other Information

None.

Item 6. Exhibits

None.

SIGNATURES

Eldorado Resorts LLC and Eldorado Capital Corp. have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

ELDORADO HOLDCO LLC

Date:	August 14, 2014	By:	/s/ Donald L. Carano
Donald L. Carano
Chief Executive Officer and
Presiding Manager

Date:	August 14, 2014	By:	/s/ Robert M. Jones
Robert M. Jones
Chief Financial Officer of
Eldorado HoldCo LLC (Principal
Financial and Accounting Officer)

ELDORADO RESORTS LLC

Date:	August 14, 2014	By:	/s/ Donald L. Carano
Donald L. Carano
Chief Executive Officer

Date:	August 14, 2014	By:	/s/ Robert M. Jones
Robert M. Jones
Chief Financial Officer (Principal
Financial and Accounting Officer)